TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES KEY MANAGEMENT PROMOTIONS

Brentwood, TN, August 13, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest retail chain of rural lifestyle products in the United States, today announced the promotions of Steve Barbarick to President, Chief Operating Officer and Rob Mills to Executive Vice President, Chief Technology, Digital Commerce and Strategy Officer, both effective immediately.

“Today’s promotions reflect Tractor Supply’s strong management talent across our organization who know our industry and are passionate about our customers and our team members. With more than 20 years of experience at Tractor Supply, Steve has demonstrated exemplary leadership capabilities and has consistently delivered outstanding results. He has been instrumental in developing and executing our vision that has been key to our growth, and we have the utmost confidence in his ability to take on this new role,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

“Since joining Tractor Supply in 2014, Rob has played a pivotal role in significantly enhancing our business capabilities and assuming leadership of our corporate strategy,” said Mr. Sandfort. “Rob’s insights have helped Tractor Supply to continue to evolve our technology and our strategic focus, and we’re excited for him to expand his impact on our organization.”

In addition to his current responsibilities, Mr. Barbarick will lead Tractor Supply’s Store Operations, aligning the Company across all Store Operations, Merchandising, Marketing and Supply Chain functions and teams. Mr. Barbarick began his career with Tractor Supply Company in 1998 as a Buyer and assumed roles of increasing responsibility. He most recently served as President, Chief Merchandising Officer since May 2016. He previously served as Executive Vice President, Chief Merchandising Officer since March 2015. Prior to joining Tractor Supply Company, he was a Buyer at Builders Square from 1994 to 1998. Mr. Barbarick serves as a director of At Home (NYSE: HOME).

In addition to his current responsibilities for all Information Technology and Corporate Strategy functions, Mr. Mills will oversee Tractor Supply’s Digital Commerce operations. Mr. Mills most recently served in the role of Senior Vice President, Chief Information Officer since February 2014. Prior to joining the Company, Mr. Mills was the Chief Information Officer for Ulta Beauty from October 2011. From 2005 to 2011, Mr. Mills was the Vice President, Chief Information Officer for the online business unit at Sears Holdings Corporation where he began as an Information Technology Customer Relationship Leader in 2001. Prior to 2001, he held roles at Allstate Insurance, Rockwell International Telecommunications Division and Household Finance Corporation. Mr. Mills serves as a director of B&G Foods (NYSE: BGS).

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retailer in the United States. With more than 28,000 team members, over 1,725 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At June 30, 2018, the Company operated 1,725 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 30, 2018, the Company operated 174 Petsense stores in 27 states. For more information on Petsense, visit www.Petsense.com.